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                                  EXHIBIT 99.1


                                  Encision Inc
                               4828 Sterling Drive
                             Boulder, Colorado 80301



June 12, 2002


Securities and Exchange Commission
450 5th Street, NW
Washington, DC 20549


Ladies and Gentlemen:

Pursuant to Securities and Exchange Commission Release Nos. 33-8070; 34-45590; 35-27503; 39-2395; IA-2018; IC-25464; FR-62; File No. S7-03-02, this letter is to confirm that Encision Inc. has received assurance from its independent public accountants, Arthur Andersen LLP ("Arthur Andersen"), that Arthur Andersen's audit of our consolidated financial statements as of March 31, 2002 and for the year then ended (the "Audit") was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the Audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the Audit.


                                        Encision Inc.


                                        /s/ James A. Bowman
                                        -----------------------
                                        President & Chief Executive Officer
                                        Director